                                             Agreement Number:
 [STENTOR LOGO]                             (Stentor will complete)

MASTER AGREEMENT

This Stentor Master Agreement ("Master Agreement") is between the Stentor entity as identified below ("Stentor") and the customer as identified below ("Customer").

The Effective Date of this Master Agreement will be January 1, 2005. Each party agrees to notify the other in accordance with Section 10.8 if the information below changes during the Term.

Customer:  UNIVERSITY OF PITTSBURGH MEDICAL CENTER     Name of contracting Stentor Affiliate: STENTOR, INC.

Street Address: 200 LOTHROP STREET                     Street Address: 5000 MARINA BOULEVARD

City and State / Province: PITTSBURGH, PA              City and State / Province: BRISBANE, CA

Country and Postal Code: USA 15213                     Country and Postal Code: USA  94005-1811

Contact Name:                                          Stentor Customer Advocate Name and Email Address:

Phone Number:                                          Phone Number: 650-228-5555

Fax Number:                                            Fax Number: 650-228-5566

Email Address:                                         Email Address:

For the Attention of:

Accounts Payable Contact Name, Phone Number and
Email Address:

CUSTOMER NOTICES INFORMATION (IF DIFFERENT FROM        ALL NOTICES MUST ALSO BE SENT TO:
ABOVE):

Customer Name, Street Address and/or post office       Stentor, Inc., Legal Department
box, City and State / Province, Country and Postal     5000 Marina Boulevard
Code:                                                  Brisbane, CA  94005-1811

Fax Number:                                            Fax Number: 650-228-5566

For the Attention of:                                  For the Attention of: Corporate Counsel

CUSTOMER                                     STENTOR, INC.

By (sign): [Signature by Authorized          By (sign): [Signature by Authorized
            Agent]                                       Agent]

Name (print):__________________________      Name (print):______________________

Title:_________________________________      Title:_____________________________

Stentor Master Agreement v1.0 9.20.2004                             Page 1 of 29

                                MASTER AGREEMENT

                                    RECITALS

                  A. Stentor develops and markets software and services to automate the viewing and/or archiving of medical images.

                  B. Customer and Stentor entered into a Service Provider Agreement dated February 1, 2002 (the "SPA") pursuant to which Customer and various Customer affiliates have obtained medical image archiving and viewing services from Stentor.

                  C. The parties wish to enter into a new master agreement, effective January 1, 2005, that will supersede and replace the SPA in its entirety thereby terminating the SPA in its entirety and provide Customer and its affiliates access to Stentor's software and services to automate the viewing and/or archiving of medical images [**].

            In consideration of the mutual representations, warranties, covenants, conditions and other terms set forth below, the parties agree as follows:

                              TERMS AND CONDITIONS

1     PRODUCTS AND SERVICES

      1.1 System. Stentor will provide Customer with the additional Stentor Software and Server Hardware set forth on Rider PS-1 in addition to the Stentor Software and Hardware currently provided to Customer under the terms of the SPA (together, the "System").

      1.2 Fees. Applicable fees are set forth on Rider PS-1 and any subsequent Rider(s) PS-n.

      1.3 License Terms. Applicable System license terms are set forth on Rider IFS-1 and any subsequent Rider(s) IFS-n.

      1.4 Implementation. Stentor and Customer will implement the System in accordance with the provisions set forth on Rider IFS-1 and any additional Riders IFS-n.

      1.5 System Hardware. Minimum hardware requirements as of the Effective Date are set forth on Rider IFS-1, and may be updated in subsequent Rider(s) IFS-n.

      1.6 Service Level. Stentor shall provide Customer with a service level commitment as set forth on Rider SL.

2     CUSTOMER REQUIREMENTS

      2.1 Operating Environment. Customer agrees to provide a suitable location to install the System that meets the minimum operating environment as set forth on Rider IFS-1 or any subsequent Riders IFS-n.

      2.2 Access to System. Customer agrees to provide Stentor with access to the System as set forth on Rider IFS-1 and any subsequent Riders IFS-n.

      2.3 Export Restrictions. The System is of U.S. origin for purposes of U.S. export control laws. Customer agrees to comply with all applicable international and national laws that apply to the System, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments.

      2.4 Customer Facilities. For the purposes of this Master Agreement, a Customer "Facility" is defined as: [**]

3     COMPLIANCE WITH LAWS

      3.1 FDA. The System is subject to regulation by the U.S. Food and Drug Administration ("FDA"). The parties agree to cooperate fully to meet and FDA regulatory compliance obligations at Stentor's expense. Pursuant to the Safe Medical Devices Act (SMDA) of 1990, if Customer has information that reasonably suggests that the

Stentor Master Agreement v1.0 9.20.2004                             Page 2 of 29

System has or may have caused a death or serious injury, Customer shall submit a report to Stentor on FDA Form 3500A
(http://www.fda.gov/medwatch/safety/3500a.pdf) within ten (10) working days.

      3.2 HIPAA. Stentor is Customer's "Business Associate" as such term is defined by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). The parties agree to the HIPAA Business Associate terms set forth at http://purchasing.upmc.com, provided that Customer agrees that any provisions in such terms that make Customer's patients and other individuals subject to PHI (protected health information) third-party beneficiaries of the terms shall be deemed of no force and effect, and deleted, with respect to Stentor.

      3.3 Regulatory Compliance. Stentor shall take such actions as are necessary to comply with federal, state or local statutes, or regulations promulgated by regulatory and accreditation agencies (including JCAHO), and any current requirements or future changes after the date of any legal or regulatory change, including without limitation, all HIPAA regulations and requirements. [**] Such actions will be completed within [**]. [**]. [**]. Customer, at Customer's expense, shall be permitted to [**] notice to Stentor, and no more frequently than [**] every [**], to ensure that the Customer information stored by Stentor, or its contractors is secured consistent with regulatory requirements and that appropriate controls have been established by Stentor so that data management and use is consistent with the terms of this Agreement. Based on such audits Customer may request Stentor to [**] to comply with any of Customer's requested changes.

4     TERM AND TERMINATION

      4.1 Term. Unless earlier terminated pursuant to the provisions of Rider PS-1, the initial term of this Master Agreement shall commence upon the Effective Date and end on [**] (the "Term"). The Term may be extended as set forth in Rider PS-1.

      4.2 Termination. The parties may terminate this Master Agreement as set forth on Rider PS-1 or any subsequent Rider PS-n.

5     LIMITED WARRANTIES AND EXCLUSION OF WARRANTIES

      5.1 Viruses and Time Bombs. The term "Virus" means any computer code intentionally designed to (a) disrupt, disable, harm, or otherwise impede in any manner the proper operation of a computer program or computer system, (b) damage or destroy any data files residing on a computer system without the user's consent, or (c) permit Stentor personnel or other individuals to access any portion of the System without Customer's consent. Stentor warrants that it will use a commercially-available, industry-standard anti-virus screening program to screen the Stentor Software and/or the media containing the Stentor Software if applicable before delivery of the Stentor Software to Customer and regularly during operation and maintenance of the System. Stentor further warrants that it shall not intentionally introduce Viruses into Customer's network or computing environment. Customer acknowledges that not all Viruses can be detected by such programs and, therefore, Stentor does not represent or warrant that such media and/or the Stentor Software will be free of Viruses. Stentor's sole obligation if Customer's screening procedures detect a Virus on or in such media or the Stentor Software, or if Customer is otherwise able to demonstrate that Stentor Software as supplied by Stentor is the source of a Virus introduced into Customer's computing environment, will be to remove such Virus and repair damage caused thereby. Stentor warrants that it will not knowingly include in the Stentor Software any time bombs, trap doors, usage locks or other mechanisms limiting access to, use of, or the security of, the Stentor Software.

      5.2 Ownership; Non-Infringement. Stentor is the sole and exclusive owner of and/or has all rights necessary to all intellectual property rights in and to the System and the Stentor services developed by or on behalf of Stentor; Stentor has all legal right and authority to grant and convey to Customer the rights and licenses contained in this Agreement without violation of any contract or conflict with any law; there is no action, suit, claim, arbitration, or other proceeding pending or threatened that questions this Agreement or Stentor's ownership of the System or any intellectual property rights therein; and the System and Stentor services do not infringe upon any proprietary right or intellectual property right of any third party. Customer's exclusive remedy, and Stentor's exclusive liability, for breach of this Section 5.2 shall be the obligations specified in Section 6.1 below.

      5.3 No Self-Help Remedy. Under no circumstances will Stentor disrupt the functioning of, or prevent Customer from gaining access to, the System or any component of any of the System.

      5.4 Exclusion of Warranties. THE WARRANTIES SET FORTH IN SECTION 5 AND IN
SECTION 3.3(A) AND SECTION 6 OF RIDER SL ARE CUSTOMER'S EXCLUSIVE WARRANTIES AND ARE PROVIDED INSTEAD OF ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, STATUTORY, EXPRESS OR IMPLIED. THERE IS NO WARRANTY THAT THE

Stentor Master Agreement v1.0 9.20.2004                             Page 3 of 29

STENTOR SOFTWARE IS FREE FROM PROGRAMMING ERRORS. Customer acknowledges that the price of the System reflects this negotiated limited warranty.

      5.5 Disclaimer of Oral Warranties. No employee or other representative of Stentor has any authority to make any other promise regarding Stentor's obligations for a failure of the System to conform to specifications or expectations.

      5.6 No Warranty Provided by Stentor for Third-Party Products. "Third-Party Products" are products that Stentor provides to Customer that are not manufactured by Stentor. Stentor acts as a distributor/reseller of Third Party Products. Stentor agrees to transfer, assign or "pass through" to Customer any transferable warranty made to Stentor by suppliers to the extent transferable and permitted by law. Except as indicated otherwise in a Third Party Product exhibit, Customer agrees to look solely to the supplier of Third Party Products for all claims arising from breach of the supplier's warranty for Third Party Products; provided, however, that to the extent Stentor cannot "pass through" or assign any third party warranty, Customer may enforce these warranties directly against Stentor and Stentor may seek recourse against the applicable supplier. Stentor makes no representation, covenant or warranty with respect to the extent or enforceability of a supplier's warranty. Notwithstanding anything to the contrary herein, Stentor shall be solely responsible for correcting any problems or unavailability of the System and the Stentor services, regardless of whether such problems or unavailability are attributable to Third Party Products supplied or utilized by Stentor.

6     INDEMNIFICATION

      6.1 Intellectual Property. Stentor shall, [**] Customer and its Affiliates harmless against [**] resulting from any third-party claim against Customer: (X) alleging that the Stentor Software infringes any [**]; provided that, (a) Customer promptly notifies Stentor in writing of such claim, (b) Stentor has sole control of the defense and all related settlement negotiations of such claim, and (c) Customer gives Stentor prompt reasonable assistance at Stentor's expense to assist in the defense or settlement of such claim, or [**]. If there is a claim or Stentor reasonably believes a claim is possible hereunder under clause (X) above, Stentor may either (i) procure for Customer the right to continue using the Stentor Software or (ii) modify or replace the Stentor Software so that it no longer creates liability under any such claim, but only if doing so shall not result in a material adverse change in the material operational characteristics of the Stentor Software. If the alternatives in the immediately preceding sentence are not commercially feasible, Stentor may terminate this Master Agreement or applicable licenses; provided that Stentor shall be obligated to continue to provide Customer with access to, and use of, the System for purposes of accessing prior Studies and migrating the existing Studies to a different system, and [**]. Stentor will have no liability to the extent a claim of infringement is made against Customer arising out of (A) work performed by Stentor to specifications provided by Customer, (B) modifications made to the Stentor Software that were not performed by Stentor, or (C) the combination of the Stentor Software with other software or hardware not provided by Stentor. In the event that Customer continues to utilize an infringing version of the System after Stentor has provided written notice of infringement, Stentor shall not be liable for any infringement arising after Stentor has: (1) provided a non-infringing version with no material change in functionality, (2) provided Customer with a reasonable opportunity to test such version and to verify its functionality, and (3) [**]. The foregoing indemnity is Customer's sole and exclusive remedy for any claim that the Stentor Software or its use infringes or misappropriates any third party intellectual property right or for any breach of the representations and warranties in Section 5.2.

      6.2 By Customer. Customer shall indemnify and hold Stentor, its officers, agents, and employees harmless, from and against all liability, loss, cost, damages, claims or expenses (including reasonable attorneys fees) arising out of any claims or suits, whatever their nature and however arising, that may be brought or made against Stentor by reason or arising from data corrupted prior to receipt by the System or Customer's use of the System outside of the scope of the license granted under this Agreement, provided that, (A) Stentor promptly notifies Customer in writing of such claim, (B) Customer has sole control of the defense and all related settlement negotiations of such claim, and (C) Stentor gives Customer prompt reasonable assistance at Customer's expense to assist in the defense or settlement of such claim.

7     LIMITATION OF LIABILITY

      7.1 Disclaimer of Consequential Damages. [**] TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, [**] SHALL BE LIABLE TO [**] FOR ANY LOST PROFITS, LOSS OF BUSINESS OR FOR INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF TORT, CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Customer acknowledges that the price of the System reflects this negotiated disclaimer of consequential damages.

Stentor Master Agreement v1.0 9.20.2004                             Page 4 of 29

      7.2 Maximum Damages. [**] IN NO EVENT WILL [**] TOTAL LIABILITY FOR ANY AND ALL CLAIMS ARISING FROM OR RELATED TO THIS MASTER AGREEMENT EXCEED [**] ($[**]). THIS LIMIT IS CUMULATIVE. ALL CLAIMS WILL BE AGGREGATED TO DETERMINE SATISFACTION OF THIS LIMIT, AND THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE THIS LIMIT. Customer acknowledges that the price of the System reflects this negotiated limitation of liability.

      7.3 Limitation of Liability of Third Party Products Vendors. EXCEPT AS SPECIFICALLY SET FORTH IN ANY THIRD PARTY PRODUCT EXHIBIT, IN NO EVENT SHALL STENTOR'S THIRD PARTY PRODUCTS SUPPLIERS AND LICENSORS BE LIABLE FOR ANY DAMAGES OF ANY KIND OR NATURE, INCLUDING DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL, ARISING OUT OF THE USE OF THE SYSTEM OR ANY THIRD PARTY PRODUCTS SUPPLIED BY STENTOR, ITS SUPPLIERS OR LICENSORS. Notwithstanding anything to the contrary herein, this Section 7.3 shall not relieve Stentor of any liability with respect to performance of the System or its obligations hereunder, regardless of whether caused by a third party or Third Party Product, and Stentor shall be solely liable for all Third Party Products.

      7.4 Exclusions. The limitation of liability and disclaimer of damages in Section [**] shall not apply to: (i) obligations under [**], (ii) obligations under [**], (iii) [**], (iv) [**]; and (v) [**]. Stentor's liability with respect to ANY AND ALL CLAIMS ARISING FROM OR RELATED TO ITS OBLIGATIONS UNDER [**], AND CUSTOMER'S LIABILITY WITH RESPECT TO ANY AND ALL CLAIMS ARISING FROM OR RELATED TO ITS OBLIGATIONS UNDER [**], SHALL NOT EXCEED THE HIGHER OF [**] ($[**]) OR THE [**] BY CUSTOMER TO STENTOR PURSUANT TO THIS AGREEMENT AS OF THE DATE THE FIRST SUCH CLAIM ARISES. THIS LIMIT IS CUMULATIVE. ALL CLAIMS WILL BE AGGREGATED TO DETERMINE SATISFACTION OF THIS LIMIT, AND THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE THIS LIMIT.

8     CONFIDENTIALITY

      8.1 Confidential Information. Each party will protect the Confidential Information of the other party from disclosure with the same degree of care that such party uses to protect its own like information, but at least a reasonable degree of care, provided that a party may disclose Confidential Information to a third party in connection with performance of its obligations or exercise of its rights hereunder, if such third party is required to treat the Confidential Information in the same manner as the comparable information of the party disclosing such Confidential Information to such third party. "Confidential Information" of a party means information and material disclosed by one party ("disclosing party") to the other party ("recipient") (a) in written, graphic, electronic or any other tangible form that is marked in writing as confidential or proprietary, or (b) in oral or other intangible form that is (i) identified as confidential at the time of the initial disclosure in oral or other intangible form and (ii) documented in a writing that is so marked and transmitted to the recipient within thirty (30) days after such initial disclosure. Customer's "Confidential Information" includes all Studies and data entered into the System by Customer and its Authorized Users (as defined below). Stentor's "Confidential Information" includes all Stentor Source Code and Source Code Documentation. Notwithstanding the foregoing, "Confidential Information" does not include any information or material which (A) now is or hereafter becomes available to the public other than as the result of a disclosure by the recipient in breach hereof, (B) is developed by the recipient independently of any Confidential Information provided hereunder by the disclosing party, (C) was known by the recipient prior to any disclosure of the information or material made by the other party to the recipient, (D) is disclosed with the written consent of the disclosing party, or (E) becomes rightfully known to the recipient from a source, other than the disclosing other party, that does not owe a duty of confidentiality to the disclosing party with respect to such information or material. In addition, the recipient will have the right to disclose Confidential Information (1) to the extent required by order of a court, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, or any other administrative or legal process, provided that the recipient shall give the disclosing party, to the extent reasonable, prompt notice of the pending disclosure so that the other party may seek a protective order or other appropriate protection; (2) in confidence, to lawyers and accountants and to banks, underwriters and other financing sources (and their advisors); and (3) in connection with the enforcement of this Master Agreement or any rights hereunder.

      8.2 Confidentiality of Master Agreement. Customer may not disclose to any third party a copy of this Master Agreement or the terms and conditions hereof, except (a) to the extent required by order of a court, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, or any other administrative or legal process, provided that Customer will give Stentor, to the extent reasonable, prompt notice of the pending disclosure so that Stentor may seek a protective order or other appropriate protection (including, without limitation of the generality of the foregoing, to the extent required by the applicable securities laws, including requirements to file a copy of this Master Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof to applicable regulatory authorities); (b) in confidence, to lawyers and accountants and to banks, underwriters and other financing sources (and their advisors); or (c) in connection with the enforcement of this Master Agreement or any rights hereunder.

Stentor Master Agreement v1.0 9.20.2004                             Page 5 of 29

      8.3 Protected Health Information. Protection and disclosure of protected health information (as defined by HIPAA) is governed by the HIPAA Business Associate terms set forth at http://purchasing.upmc.com.

      8.4 Injunctive Relief. Each party acknowledges that any breach of the obligations specified in this Section 8 (including, without limitation, the obligations specified in Sections 3.2 and 8.3) without the other party's prior written consent would cause continuing, substantial and irreparable injury to the other party and that remedies at law for such disclosure will not be adequate. Accordingly, each party agrees that the other party shall be entitled to immediate injunctive relief against the breach or threatened breach of this
Section 8, and that such rights shall be in addition to, and not in limitation of, any other rights or remedies to which the party may be entitled at law or equity.

      8.5 Data Ownership. Customer and its Affiliates shall be and remain the sole and exclusive owners of any and all data entered into the System by Customer, its Affiliates and Authorized Users, including but not limited to all Studies and Protected Health Information ("Data"). Neither Stentor nor any of its employees, agents, consultants or assigns shall have any rights in any of the Data or to use any of the Data in any form except as necessary to fulfill Stentor's obligations under this Agreement. Notwithstanding anything to the contrary herein, Stentor may perform statistical and other sorts of analysis of other data generated by the System, such as usage data, billing data and other System data that does not incorporate the Data. Stentor may use the results of such analysis for the purpose of developing product features and functionality and assessing System performance, provided that Stentor may not disclose such results to a third party in any manner that would identify Customer, its Affiliates, Authorized Users or patients.

9     FORCE MAJEURE

      9.1 Definition. Force Majeure Event means any act or event, whether foreseen or unforeseen, that meets all three of the following tests: (a) The act or event prevents a party (the "Nonperforming Party"), in whole or in part, from
(A) performing its obligations to the other party (the "Performing Party") under this Master Agreement, or (B) satisfying any conditions to the Performing Party's obligations under this Master Agreement; (b) The act or event is beyond the reasonable control of and not the fault of the Nonperforming Party; (c) The Nonperforming Party has been unable to avoid or overcome the act or event by the exercise of due diligence. Despite the preceding definition of a Force Majeure Event, a Force Majeure Event excludes economic hardship, changes in market conditions or insufficiency of funds.

      9.2 Suspension of Performance. If a Force Majeure Event occurs, the Nonperforming Party is excused from (a) whatever performance is prevented by the Force Majeure Event to the extent prevented until such time the Force Majeure Event is eliminated; and (b) satisfying whatever conditions precedent to the Performing Party's obligations that cannot be satisfied, to the extent they cannot be satisfied. Despite the preceding sentence, a Force Majeure Event does not excuse any obligation of either the Performing Party or the Nonperforming Party to make any payment required under this Master Agreement or any obligation under Rider SL to perform disaster recovery and restore data existing prior to the Force Majeure Event.

      9.3 Resumption of Performance. When the Nonperforming Party is able to (a) resume performance of its obligations under this Master Agreement, or (b) satisfy the conditions precedent to the Performing Party's obligations, it shall immediately give the Performing Party written notice to that effect and shall resume performance under this Master Agreement no later than five working days after the notice is delivered.

      9.4 Exclusive Remedy. In the event that the Nonperforming Party is not able to restore performance within [**] ([**]) days of the force Majeure Event, the Performing Party may terminate this Agreement upon written notice to the Nonperforming Party. The relief offered by this Force Majeure provision is the exclusive remedy available to the parties with respect to a Force Majeure Event.

10    GENERAL PROVISIONS

      10.1 Choice of Law. The laws of the Commonwealth of Pennsylvania (without giving effect to its conflicts of law principles that would result in the application of the law of another jurisdiction) govern all matters arising out of or relating to this Master Agreement, including, without limitation, its interpretation, construction, performance, and enforcement.

      10.2 Dispute Resolution. For any dispute arising under or in connection with this Master Agreement, the agree to seek to resolve the dispute, subject to each party's right to immediately seek injunctive or other equitable relief from a court of competent jurisdiction to protect its Confidential Information, Protected Health Information and intellectual property rights, by engaging in good faith negotiations between progressively more senior representatives of each party as follows:

Stentor Master Agreement v1.0 9.20.2004                             Page 6 of 29

LEVEL                    NEGOTIATING PARTIES                             MAXIMUM DURATION PRIOR TO ESCALATION
-----       ----------------------------------------------------         ------------------------------------
  1         Customer Project Manager and Stentor Account Manager                        15 days
  2         Customer CIO and Stentor SVP of Customer Operations                         15 days
  3         Customer's and Stentor's legal counsel                                      15 days

If the dispute is unresolved after Level 3 negotiations, the dispute shall be resolved by final and binding arbitration before a single arbitrator ("Arbitrator") selected from and administered by the American Arbitration Society ("AAA") (the "Administrator") in accordance with its then existing Commercial Arbitration Rules, provided however, upon the written demand of either party to the arbitration, the arbitration shall be conducted by and submitted to three Arbitrators selected from and administered by the AAA Commercial Arbitration Rules, and further subject to each party's right to immediately seek injunctive or other equitable relief from a court of competent jurisdiction to protect its Confidential Information and intellectual property rights. The arbitration hearing shall be held in Pittsburgh, Pennsylvania. The Arbitrator shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering, or loss of consortium, (ii) to award punitive damages, or
(iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; however, the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator; however, the Arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator. The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the material factual findings and conclusions on which the award is based, including the calculation of any damages awarded. Absent the filing of an application to correct or vacate the arbitration award pursuant to the provisions of Pennsylvania law, each party shall fully perform and satisfy the arbitration award within 15 days of the service of the award. Judgment on the award of the arbitrator may be entered by any court of competent jurisdiction.

      10.3 Amendments and Waivers. The parties may not amend or waive this Master Agreement, except pursuant to a writing executed by the party or parties against whom any amendment or waiver is sought to be enforced. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

      10.4 Assignment. No party may assign any of its rights or delegate any performance under this Master Agreement without the prior written consent of the other party, not to be unreasonably withheld, except by way of merger, consolidation, dissolution, operation of law, sale of all or substantially all assets, or assignment to an Affiliate. Any purported assignment of rights or delegation of performance in violation of this section is void. For the purposes of this Agreement, an "Affiliate" means a legal entity that (a) Controls the assigning party or (b) is Controlled by the assigning party, or (c) is under common Control with the assigning party, and "Control" means control of more than 50% of the voting stock or other securities or interests that confer the right to direct the affairs of the entity.

      10.5 Successors and Assigns. This Master Agreement binds and benefits the parties and their respective permitted successors and assigns.

      10.6 Integration. This Master Agreement constitutes the final agreement between the parties. It is the complete and exclusive expression of the parties' agreement on the matters contained in this Master Agreement. All prior and contemporaneous proposals, sales quotes, negotiations, documents and agreements (whether or not signed) between the parties on the matters contained in this Master Agreement are expressly merged into and superceded by this Master Agreement, including the Service Provider Agreement dated June 30, 2004 ("SPA") between Stentor and UPMC-Northwest (the "Northwest SPA") and the SPA which are terminated without cause or obligation by either Party as of the Effective Date of this Agreement. Notwithstanding anything to the contrary in the SPA and the Northwest SPA regarding the survival of any of the SPA's or the Northwest SPA's terms and conditions, all of the provision of the SPA and Northwest SPA are terminated and of no further force and effect as of the Effective Date. The provisions of this Master Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. In entering into this Master Agreement, neither party has relied upon any statement, representation, warranty, nor agreement of the other party except for those expressly contained in this Master Agreement. There are no conditions precedent to the effectiveness of this Master Agreement other than those expressly stated in this Master Agreement. Any additional or different terms on or in any Customer purchase order, acknowledgement or other document submitted to Stentor shall be of no force or effect.

Stentor Master Agreement v1.0 9.20.2004                             Page 7 of 29

      10.7 Release of Claims. Each party hereby forever generally and completely releases and discharges the other party and its servants, agents, directors, officers, employees, predecessors, successors in interest, and assigns, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, and in particular of and from all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, past, present and future, arising out of or in any way related to: [**], including, without limitation, claims related to: (i) [**], and (ii) any [**] related to [**] under the [**]. It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and each Party agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release is not intended to affect either Party's rights or obligations under the provisions in this Master Agreement.

      10.8 Notices. Any party giving or making any notice, request, demand, term extension or other communication (each, a "Notice") pursuant to this Master Agreement shall give the Notice in writing and use one of the following methods of delivery, each of which for purposes of this Master Agreement is a writing: personal delivery, Registered or Certified Mail (in each case, return receipt requested and postage prepaid), or nationally recognized overnight courier (with all fees prepaid), with such notice being effective upon receipt.

      Each party giving a Notice shall address the Notice to the appropriate person at the receiving party at the address listed on the cover page of this Master Agreement.

      Except as provided elsewhere in this Master Agreement, a Notice is effective only if the party giving the Notice has complied with this Section
10.8 and if the addressee has received the Notice.

      10.9 Survival. The following Sections of the Master Agreement shall survive expiration or termination of the Master Agreement: 5.2, 5.4, 5.5, 5.6, 6, 7, 8 and 10.

      10.10 Third Party Beneficiaries. This Master Agreement does not confer any enforceable rights or remedies upon any person other than the parties, except that third party software vendors may enforce this Master Agreement as it applies to their products distributed in connection with this Master Agreement. The parties reserve the power to modify or terminate this Master Agreement without the consent of any third party software vendor.

      10.11 Relationship of Parties. This Master Agreement does not create a partnership or joint venture relationship between Customer and Stentor. The parties are independent contractors with entirely separate businesses. Neither Customer nor Stentor have any right or authority to assume, create or incur any liability or any obligation of any kind or character, express or implied, against or on behalf of the other party to this Master Agreement. Neither party is responsible for any employee compensation, worker's compensation, benefits, taxes or other employee-related costs or obligations incurred on behalf of or with respect to the other party's employee.

      10.12 Severability. If any provision of this Master Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Master Agreement remain in full force, if the essential terms and conditions of this Master Agreement for each party remain valid, binding and enforceable.

      10.13 Captions. The captions to this Master Agreement are for reference only and in no way define, limit or describe the scope or intent of this Master Agreement or any part hereof, nor in any way affect this Master Agreement or any part hereof.

      10.14 Allocation of Risk. The parties agree that they have had they opportunity to consult counsel and to negotiate the terms and conditions of this Master Agreement. The prices paid, the warranty and warranty disclaimers and limitations, as well as the limitations of liability and the remedy limitations, and all other provisions of this Master Agreement, were negotiated to reflect and support an informed and voluntary allocation of risks between Customer and Stentor under this Master Agreement.

      10.15 Counterparts. The parties may execute this Master Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute one and the same agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Master Agreement in the presence of the other parties to this Master Agreement. In proving this Master Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

      10.16 Conflicts. In the event of any inconsistencies between this Master Agreement and the Riders attached hereto, the Rider shall govern but only for the subject matter of the Rider.

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

      10.17 Organization, Power and Authority, Corporate Action. Each party represents that such party: (a) is duly organized, validly existing and in good standing; (b) has the corporate power and authority to execute, deliver and perform the Master Agreement; (c) has taken all necessary corporate action to authorize the execution, delivery and performance of the Master Agreement; and
(d) has duly executed the Master Agreement by an authorized officer of such party.

      10.18. Debarment. Stentor certifies that neither it nor its Affiliates, nor any of either entities' employees is excluded, debarred, or otherwise ineligible for participation in any federal health care program (or any applicable successor statutory section) or in any other governmental payment program. If Stentor, or any employee of Stentor, is excluded or debarred from participation in any federal health care program or other government payment program, or becomes otherwise ineligible to participate in any such program, Stentor will notify Customer in writing within three (3) business days after learning of such event, and if an employee is at issue, will remove such employee from working on the project. If Stentor becomes excluded, debarred or ineligible, whether or not such notice is given to Customer, Customer may [**], if Stentor does not cure such exclusion, debarment or ineligibility within [**] ([**]) days following its commencement. If subcontracting is permitted under this Agreement, Stentor will include this clause in all subcontract agreements.

      10.19 Subcontracting. All subcontractors and independent contractors used by Stentor in the course of this Agreement shall be subject to written confidentiality requirements substantially similar to those set forth in this Agreement. The acts and omissions of the subcontractors of and independent contractors engaged by Stentor will be deemed to be the acts and omissions of Stentor.

      10.20 Access to Books and Records. Stentor shall maintain, and shall cause each of its subcontractors to maintain, complete and accurate accounting records in a form in accordance with generally accepted accounting principles, to permit substantiation of the charges and prices of Stentor and Stentor's subcontractors hereunder and to permit verification of and compliance by Stentor with the terms of this Agreement. Stentor shall retain, and shall cause each of Stentor's subcontractors to retain, such records for a period of five (5) years from the date to which each such record pertains. Until at least the fourth (4th) anniversary of its last having received any payment or furnished any service pursuant to this Agreement, Stentor shall make available, upon written request of the Secretary of Health and Human Services, the Comptroller General of the United States of America, any of their duly authorized representatives, or any other federal, state, or local governmental agency authorized to review records in connection with any reimbursement to Customer or to any Affiliate, copies of this Agreement and any books, documents, and records of Stentor that are necessary to certify the nature and extent of the costs incurred by Customer or by any Affiliate for such services.

      10.21 Non-Discrimination. Stentor shall perform its obligations under this Agreement without discrimination toward any employees or other persons regardless of their race, color, sex, age, religion, national origin, sexual orientation, marital status, disability, or in any other manner prohibited by law.

      10.22 Non-Solicitation. For the duration of the Agreement and for a period of [**] ([**]) months following its termination, neither party will directly or indirectly, for its benefit or for the benefit of any other entity, employ or solicit any employee of the other party or its subsidiaries, without the other party's consent, in order to cause the termination of said employee's employment with the other party or its subsidiaries.

      10.23 Source Code Escrow. Contemporaneously with the execution of this Agreement, Stentor will establish Customer as the beneficiary of an escrow agreement (the "Escrow Agreement") with Stentor and DSI Technology Escrow Services, Inc. (the "Escrow Agent"). Stentor shall maintain or deposit with the Escrow Agent copies of all of the human-readable form of the Stentor Software which, when compiled or interpreted, renders the executable version of the Stentor Software then used by Customer, as well as any newer versions released by Stentor as more fully described below (the "Source Code"), together with all documentation for the source code (the "Source Code Documentation"), such that a reasonably skilled programmer could understand and use the Source Code and the Source Code Documentation to maintain, support, modify and otherwise use the Stentor Software. Stentor will deliver to the Escrow Agent the Source Code and Source Code Documentation for all new major releases (defined as a release with a change of version number before the decimal point or one number to the right of the decimal point, e.g., 2.4 to 3.0 or 3.2 to 3.3) to the Stentor Software within sixty (60) days of the time that such Stentor Software is available for general release. Customer will be entitled to receive all Source Code and Source Code Documentation from the Escrow Agent in the event that: (i) Stentor files for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code, or (ii) Stentor [**]. Stentor grants to Customer a license to use the Source Code to support the use of the System by Customer hereunder. The parties acknowledge and agree that this Agreement is intended to be covered under 11 U.S.C. 365(n) and that the Escrow Agreement is "supplementary" to this Agreement as that term is used in 11 U.S.C. 365(n). Upon written request of Customer to Stentor or to such trustee, neither Stentor nor such trustee will interfere with the rights granted in this Agreement, including the right to obtain the Source Code and the Source Code

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

Documentation from the Escrow Agent. Customer will pay the actual third party costs of establishing and maintaining the Escrow Agreement.

      10.24 Development of Intellectual Property. The parties acknowledge and agree that this Agreement does not cover any development of technology or improvements related to the System. Any such development, and the assignment of any rights therein, shall be subject to a separate written agreement between the parties.

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

                                   RIDER PS-1

                              PRODUCTS AND SERVICES
                              TERMS AND CONDITIONS

1.    STENTOR SOFTWARE

A. Existing Applications

iSite(R) Radiology
iVault(TM)

Customer and Stentor acknowledge that the following Facilities have already had Server Hardware (as defined in Rider IFS-1) installed at their facility and obtained access to the iSite Radiology and/or iVault software pursuant to the SPA or other agreements as of the Effective Date, and that their ongoing access to such software shall be governed, as of the Effective Date, by this Master Agreement.

*    UPMC Presbyterian Hospital
*    UPMC Braddock
*    UPMC Children's Hospital
*    UPMC Horizon
*    UPMC Magee Women's Hospital
*    UPMC McKeesport
*    UPMC Passavant
*    UPMC Shadyside
*    UPMC South Side
*    UPMC St. Margaret's
*    UPMC Lee
*    UPMC Northwest

The Facilities shall include all additional Facilities described in Section 2.4 of the Agreement. Stentor shall provide all additional Server Hardware necessary to provide access to and performance of the System as Stentor provides prior to the Effective Date.

The System and all future releases of the System during the term will continue to maintain and support an open API approach which allows users to develop self-supported System modifications or enhancements which integrate into the System pursuant to Stentor's interface standards. In the event that a new release of the System eliminates any material functionality which Customer views as critical, Stentor will, upon Customer's request, provide Customer with reasonable access to information to support Customer's development of comparable functionality through use of the open API structure.

B. Additional Applications

Customer may elect to license under the terms of this Master Agreement if and when available, any new software application developed by or for Stentor for any medical field that uses diagnostic images and which Stentor makes commercially available during the Term ("Additional Applications"). Such Additional Applications shall be deemed part of the Stentor Software licensed hereunder if and when delivered to Customer, and the fees due hereunder shall [**]. Stentor shall implement the Additional Applications and any required hardware at its sole expense. The Additional Applications shall be described in Rider(s) PS-x-n, and any infrastructure requirements for such Additional Applications not already described in Rider IFS-1 shall be described in Rider(s) IFS-x-n.

2.    FEES

      2.1 Study Definition. A "Study" means a collection of one or more medical images generated for a single patient from a single Modality (as defined below) as a single Digital Imaging and Communication in Medicine unique identifier (DICOM UID) or other unique identifier based on a different data standard used by Stentor to track images and transformed into a flexible hierarchical representation using the System. In sizing the Server Hardware, Stentor assumes a cumulative average Study size of [**]MB (uncompressed). If Customer's cumulative average Study size exceeds [**]MB per Study during the PS-1 Term, then at such point as total System storage is exceeded, Customer shall reimburse Stentor for Stentor's actual cost of procuring, installing and configuring additional required storage for:

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(1) the number of Studies then currently stored in the System, multiplied by (2)
the number of megabytes by which the cumulative average Study size exceeds [**]MB. Alternatively, Customer may purchase the additional storage according to Stentor's approved configuration from a third party. Stentor shall install and configure such storage at its then-current time and materials rates for work actually performed.

      2.2 Fixed Fee. Customer shall pay a total of [**] Dollars ($[**]) in [**] as set forth below for the right for Customer to create, archive, access and otherwise use [**] Studies using the System during the Term (the "Fixed Fee"), subject to the following limitations and exclusions:

      (a) The Fixed Fee does not include any of the following:

            (i) License fees for Third Party Products and support services therefor; provided, however, that if Stentor changes any Third Party Products necessary to utilize the System from those identified in this Agreement as of the date of execution, or in any applicable Rider at the time of execution thereof, Stentor shall procure the Third Party Products at its sole expense. For purposes of clarification, Customer shall be responsible for, and the Fixed Fee does not include, any additional licenses to SQL Server required to support additional hardware hereunder.

            (ii) Any professional services (including but not limited to HL7 integration services) provided by Stentor which are not required under this Agreement

            (iii) Bandwidth costs as described in Section 2.6 of this Rider PS-1

            (iv) Any additional storage costs to be paid by Customer pursuant
            Section 2.1 of this Rider PS-1 due to average Study size exceeding [**]MB.

            (v) Fees for Studies conducted at Non-Owned Facilities in excess of an aggregate of [**] ([**]) Studies per year for all such Non-Owned Facilities. For each such Study in excess of the annual limit, Customer shall pay a fixed fee of [**] Dollars and [**] Cents ($[**]) per Study. Customer shall take the necessary steps to enable Customer and Stentor to identify such Studies so that any fees due therefor can be properly invoiced. Once the annual Study threshold has been exceeded in any given year of the Term, Stentor shall invoice Customer monthly in arrears for fees due for additional Studies in accordance with Section 4.1 of this Rider PS-1.

                YEAR 1  YEAR 2   YEAR 3  YEAR 4   YEAR 5
                (2005)  (2006)   (2007)  (2008)   (2009)
                ------  ------   ------  ------   ------
ANNUAL
INSTALLMENT
OF FIXED FEE    $[**]   $[**]    $[**]   $[**]    $[**]

      2.3 Microsoft SQL Server. Microsoft SQL Server is a required database component of the System. Stentor acknowledges that Customer has already obtained and paid the license fees for copies of Microsoft SQL Server running on the Server Hardware installed at the Facilities listed in this Rider PS-1 as of the Effective Date. Customer will be obligated to acquire a license for additional copies of Microsoft SQL Server for each instance of additional Server Hardware added to the System after the Effective Date for Stentor's actual cost to procure such licenses from Microsoft. During the Rider PS-1 Term Stentor will provide Customer with support for Microsoft SQL Server as a component of the System. Microsoft will not provide Customer with support for SQL Server. In consideration for providing Microsoft Software Assurance support for Microsoft SQL Server during the Rider PS-1 Term, Customer shall pay Stentor's then-current annual support fee for Microsoft SQL Server. Customer agrees to the terms of the Microsoft SQL Server end user license agreement attached hereto as Exhibit A.

      2.4 Implementation and Training Fees. In consideration for any implementation and training services outlined in the Implementation Steps and Timetable which may be attached to a Rider IFS-x, Customer shall pay Stentor the fee set forth in such Rider IFS-x on the terms set forth in such Rider IFS-x.

      2.5 HL7 Integration Fee. HL7 integration services include integrating the System to handle HL7 messages for a single MRN/Accession issuer (RIS) and possibly related HL7 messages from a HIS:

            A. ADT (Patient demographic - usually from HIS)

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

                  -     Updates patient demographics real-time

                  -     Facilitates patient merges

            B. ORM (Order - usually from RIS)

                  -     Facilitates technologist worklist

                  -     Updates order status real-time

                  - Facilitates patient worklist filtering by referring physician

            C. ORU (Diagnostic report - usually from RIS)

                  -     Facilitates display of diagnostic reports with images

      All functionality listed above is dependent upon receipt of HL7 messages that contain appropriate data. For example, Stentor cannot provide filtering by referring physician if the referring physician information is not included in the ORM messages. Customer is responsible for third-party fees, if any, charged by RIS or HIS vendors. Stentor will modify without charge the integration as required as a result of upgrades or modifications to the HIS or RIS during the Rider PS-1 Term.

      In the event that Customer requires integration of the System with RIS at a new facility, Stentor shall provide such services as may be reasonable requested. With respect to integration of IDX RIS products, Customer shall not be charged if Stentor provides such services remotely. If Customer requests Stentor to provide the integration services for IDX products at Customer's Facilities, or if Customer requests integration with any other third party RIS product, Customer shall pay Stentor [**] per integration.

      2.6 Bandwidth to Datacenter. In consideration for providing bandwidth connections between the System and Stentor's datacenter in connection with the iVault service, Customer shall pay Stentor all bandwidth charges and bandwidth related hardware fees as a pass through.

      2.7 Addition/Divestiture of Facilities.

            (a) In the event that Customer acquires an additional inpatient facility during the Term, Customer may add such facility as a Facility using the System under this Agreement. The parties shall determine the proposed Facility's Study volume for the preceding twelve (12) months as a percentage of Study volume for Customer during the preceding twelve (12) months. Upon integration of the proposed Facility into the System, the annual fee paid by Customer hereunder shall be increased by such percentage.

            (b) In the event that Customer divests itself of one or more inpatient facilities during the Term (such that it no longer owns or operates such Facility), the parties shall [**]. Upon closing of the divestiture, the annual fee paid by Customer hereunder shall be [**]. During the first [**] ([**]) months after divestiture of a Facility, authorized users affiliated with such Facility may continue to utilize the System to view and input new Studies by paying an amount equal to [**]. If Stentor and the divested Facility are unable to mutually agree upon fees for continued use of the System during that [**] month period, Stentor may notify the divested Facility that its full access to the System will be terminated [**] ([**]) months thereafter. The divested Facility may continue to use the System for the purpose of viewing Studies through different PACS systems and migrating the Studies for a period of up to [**] ([**]) months from the date of divestiture. During any month in which the Facility is making full use of the System (including adding new Studies and viewing Studies through Stentor's software), the Facility shall pay [**]. During any month in which the Facility is only utilizing the System for viewing through third party systems or migration purposes, the Facility shall pay [**] percent ([**]%) of such [**].

3.    RIDER PS-1 TERM

      3.1 Rider PS-1 Term. The term of this Rider PS-1 (the "Rider PS-1 Term") shall commence upon the Effective Date of this Master Agreement and shall continue for a period of five (5) years unless earlier terminated as set forth below.

4.    PAYMENT TERMS

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                                  CONFIDENTIAL

      4.1 Payments Due. Each [**] of the Fixed Fee shall be paid [**]. All payments due to Stentor hereunder shall be due and payable in full by Customer within [**] ([**]) days of the date of Stentor's invoice, which shall be presented on the first day of each month during the Term. All past due payments will accrue interest at a rate of one and one-half percent (1.5%) per month (or the maximum amount permitted by applicable law) on the unpaid balance from the due date until paid in full. In the event that any payment is disputed by Customer in good faith, such interest shall not accrue until [**] ([**]) days after the original due date. If the parties resolve the dispute prior to the expiration of such [**] ([**]) day period, the interest shall not apply to any related payments.

      4.2 Survival of Obligations. All obligations with respect to the amounts due either party shall survive any expiration or termination of this Rider PS-1 or the Master Agreement.

      4.3 Taxes, Duties, etc. All payments by Customer to Stentor under this Rider PS-1 for any fees due will be exclusive of any sales, use, service, value added or withholding taxes, or any other levy, tariff, duty or tax of any kind whatsoever imposed by any governmental authority with respect to the services rendered or expenses incurred by Stentor hereunder (other than a tax imposed upon Stentor's income). Customer agrees to pay, within thirty (30) days of the date of the applicable Stentor invoices, any tax whenever a governmental authority imposes such tax. Customer's failure to pay Stentor the Service Fee as defined herein or the taxes described above constitutes a material breach of this Master Agreement.

5.    TERMINATION; RENEWAL

      5.1 Termination. Either party may terminate this Rider PS-1 if the other party materially breaches a material term of this Rider PS-1 and does not cure such breach within the following number of days after receiving written notice from the non-breaching party specifying the nature of such breach: (i) [**] ([**]) days for breaches of confidentiality obligations, (ii) [**] ([**]) days if Customer breaches a payment obligation, (iii) [**] ([**]) days for other materials breaches; provided, however, that such [**] day period may be extended an additional [**] ([**]) days if the breaching party demonstrates that it began working on the cure promptly after receipt of notice and has worked to cure the breach on a continuous best efforts basis during the first [**] days and continues to do so for the remaining period. Either party may terminate this Rider PS-1 immediately if the other party makes an assignment for the benefit of creditors, files a petition in bankruptcy or is adjudged bankrupt (unless the party continues to pay all debts when they become due), becomes insolvent or is placed in the hands of a receiver.

      5.2 Renewal Term. Customer may renew this Agreement upon written notice for one five-year term or additional consecutive one-year terms upon written notice to Stentor. To renew the Agreement for one five-year term, Customer must give Stentor written notice no later than six (6) months before expiration of the initial Term. To renew the Agreement for one or more one-year terms, Customer must give Stentor written notice no later than six (6) months before expiration of the initial Term and no later than three (3) months before the end of any subsequent renewal term.

      If Customer elects to renew for a five-year term, the fixed fee for the renewal term shall be, subject to adjustment pursuant to Section 2.7 of this Rider, [**] Dollars ($[**]), payable in five annual installments as follows:

                YEAR 1   YEAR 2   YEAR 3  YEAR 4  YEAR 5
                (2010)   (2011)   (2012)  (2013)  (2014)
                ------   ------   ------  ------  ------
ANNUAL
INSTALLMENT
OF FIXED FEE    $[**]    $[**]    $[**]   $[**]   $[**]

If Customer elects to renew for consecutive one-year terms, the annual fee for each such renewal term shall be [**] Dollars ($[**]) per year.

      5.3 Post Expiration / Termination Obligations.

      (a) Following expiration or termination of this Master Agreement for any reason, Customer may continue to utilize the System for a reasonable period of time not to exceed [**] ([**]) years (the "Transition Period") to transition to a different image storage system and to migrate data and images on the Server Hardware to a DICOM-compliant PACS, or another DICOM-compliant data and image storage distribution system. During the Transition Period, Customer shall pay Stentor the then-applicable Fixed Fee, if the Master Agreement is terminated during the Initial Term or the then-applicable annual fee for a renewal term, subject to adjustment as follows: (i) pursuant to Section 2.7 of this Rider; and
(ii) in the event that a given Facility transitions to a "dormant archive" option (in which new

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                                  CONFIDENTIAL

Studies are not created and stored, but existing Studies are retrieved and viewed) as further described in subsection (b) below. If a Facility transitions to the dormant archive mode during the Transition Period, the parties shall determine the Study volume of the Facility or Facilities electing the dormant archive option as a percentage of Study volume for Customer during the preceding twelve (12) months. Upon such Facility or Facilities entering into dormant archive mode, the annual fee paid by Customer during the Transition Period shall be decreased prospectively by such percentage, and Customer shall pay the dormant archive fee for such Facility or Facilities as set forth below.

      (b) As an alternative to full use of the System for new and archived Studies, Customer may elect, on a per-Facility basis, for a fee of equal to such Facility's pro-rata share (as determined on the basis of the ratio of Facilities in the Migration Period, as defined below, to Facilities still in the Transition Period) of [**] percent ([**]%) of (i) the then-applicable Fixed Fee if the Master Agreement is terminated during the Initial Term or (ii) the then-applicable annual fee for a renewal term, to utilize the System solely to access and migrate Studies that were archived on the System prior to expiration or termination of the Master Agreement (the "Migration Period"). Once a Facility has elected to enter into a Migration Period, such Migration Period shall not exceed [**] ([**]) years. Customer will not be permitted to utilize the System to view or archive new Studies during the Migration Period for the applicable Facility or Facilities if it elects this dormant archive option.

      (c) Upon the completion of migration of data or expiration of the Migration Period, Customer shall cease using and return to Stentor or destroy all copies of the Stentor Software and certify to Stentor in writing that such return or destruction has occurred. This Section shall survive the expiration or termination of this Master Agreement.

      (d) The following example is included solely for purposes of clarifying the application of Sections 5.3(a) and (b). If a single Facility accounts for [**] percent ([**]%) of the Study volume for Customer, the Facility's active fees during the Transition Period under Section 5.3(a) would be $[**] per year during the original Term and $[**] per year thereafter. Once Customer shifts such Facility to "dormant mode," the applicable fees for such Facility under
Section 5.3(b) would be $[**] per year for years falling during the original Term and $[**] per years falling after the original Term.

      5.4 Post-Termination Hardware Option. Upon expiration of the initial Rider PS-1Term, Customer may elect to purchase all (and only all) of the Server Hardware using a [**]. In such case, Customer shall be solely responsible for maintaining all equipment required to operate the Stentor Software and Stentor will no longer be obligated to provide Server Hardware obsolescence protection pursuant to Rider IFS, Section 3.2. If Customer exercises this hardware purchase option and renews the Rider PS-1 Term pursuant to Section 5.2 above, the annual maintenance fee for continued use of the System shall be $[**] per year in lieu of the annual renewal fees set forth in Section 5.2. If Customer exercises this hardware purchase option and elects the dormant archive option pursuant to
Section 5.3(b) of this Rider PS-1, the dormant archive fee shall be reduced by [**]%.

      5.5 Migration of Data.

      (a) Customer may migrate data and images on the Server Hardware to a DICOM-compliant PACS, or another DICOM-compliant data and image storage distribution system using the DICOM export tool included with the System. If Stentor owns a software tool which supports bulk migration of image objects, DICOM and related DICOM header data and all other Customer data in the System database, it will provide this tool to Customer at no charge to use for this purpose. If Stentor has access to a third party tool for such purposes that Stentor may sublicense to Customer, Customer shall have the option to sublicense such tool at Stentor's actual cost for providing such sublicense. In addition, Stentor shall provide (subject to appropriate restrictions on use and nondisclosure provisions pursuant to this Agreement) a data dictionary that describes Stentor's database structure (e.g., field descriptions and information on the relationship between database indexes and tables) in sufficient detail to enable Customer or a designee of Customer (provided such designee is subject to a written nondisclosure agreement containing substantively similar restrictions and confidentiality provisions as provided in this Agreement) to write automated migration scripts to accomplish the migration of all Customer data in the System database and migration of DICOM header data (if such DICOM header data is not migrated pursuant to use of the conversion tool described above) in an efficient, automated manner; provided, however, that in lieu of providing such information, Stentor may in its sole discretion elect, at no additional charge, to provide such scripts to Customer to enable automated migration of all Customer data in the System database and all DICOM and DICOM header data (not otherwise migrated pursuant to use of the above-referenced bulk migration tool).

      (b) Customer may also elect to have Stentor migrate data and images on the Server Hardware to a DICOM-compliant PACS, or another DICOM-compliant data and image storage distribution system for a fee equal to Stentor's then current time and materials rate and Stentor's reasonable out of pocket expenses incurred in connection with migration.

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                                    EXHIBIT A

                MICROSOFT(R) SQL SERVER(TM) 2000 STANDARD EDITION

                         RUNTIME-RESTRICTED USE SOFTWARE

LICENSES: [2]

END-USER LICENSE AGREEMENT (Per Processor)

IMPORTANT -- READ CAREFULLY: This End-User License Agreement ("EULA") is a legal agreement between you (either an individual or a single entity) and the licensor ("Licensor") of the software application or suite of applications with which you acquired the Microsoft software product identified above, which includes computer software and may include associated media, printed materials, and "online" or electronic documentation ("Product"). An amendment or addendum to this EULA may accompany the Product. Microsoft Corporation or one of its affiliates (collectively, "Microsoft") has licensed the Product to Licensor. YOU AGREE TO BE BOUND BY THE TERMS OF THIS EULA BY INSTALLING, COPYING, OR OTHERWISE USING THE PRODUCT. IF YOU DO NOT AGREE, DO NOT INSTALL OR USE THE PRODUCT; YOU MAY RETURN IT TO YOUR PLACE OF PURCHASE FOR A FULL REFUND.

The Product may contain the following software:

      - "Server Software" provides services or functionality on your server (your computers capable of running the Server Software are "Servers");

      - "Client Software" allows an electronic device ("Device") to access or utilize the Server Software.

1. GRANT OF LICENSE. Licensor grants you the following rights provided you comply with all terms and conditions of this EULA:

      a. SERVER SOFTWARE. You may install one copy of the Server Software on a single Server. If the Server has more than one processor, you must obtain a separate license for each processor on that Server. You may use the Server Software only with that number of processors for which you are properly licensed, as set forth above. You may install and use additional copies of the Server Software on additional Servers, and/or use the Server Software with additional processors. However, the sum of the total number of processors with which the Server Software is used and the total number of Devices on which SQL Server Personal Edition is installed pursuant to Section 1(h) below may not exceed the number of "Licenses" specified above. If a number of "Licenses" is not indicated above, then you are licensed to use either (i) one copy of the Server Software with one processor, or
            (ii) one copy of SQL Server Personal Edition on one Device pursuant to Section 1(h) below. You may use the Management Tools, Books-Online, and Development Tools components of Microsoft SQL Server (collectively "Tools") solely for internal use in conjunction with your Server Software. SQL SERVER, ENTERPRISE EDITION. If you have acquired the Enterprise Edition of the Server Software, you may also install any number of instances of the Server Software on the Server for use by any processor for which you have acquired a license. An "instance" shall mean a running copy of the Server Software.

      b. CLIENT SOFTWARE. You may either (i) install and use the Client Software (SQL Server Personal Edition) on any number of internal Devices so long as it is being used only in conjunction with the Server Software and the integrated software turnkey application or suite of applications delivered by or on behalf of Licensor of the Product (such application or applications referred to as the "Integrated Application") as part of the Integrated Application, or
            (ii) install and use SQL Server Personal Edition without installing the Server Software as specified in Section 1(h) below so long as SQL Server Personal Edition is used only in conjunction with the Integrated Application as part of the Integrated Application.

      c. SQL SERVER 2000 DEVICE ACCESS. Any number of Devices may use or access the services of the Server Software in conjunction with the Integrated Application so long as you have acquired a valid license for each processor running such Server Software. This EULA grants you the right to permit Devices to access or use only the services of the Server Software provided with the Integrated Application.

      d. USE OF REDISTRIBUTABLE CODE. In addition to the rights granted above, Licensor grants you the nonexclusive, royalty-free right to use, reproduce and distribute the Microsoft SQL Server Desktop Engine ("MSDE") and the files listed in the REDIST.TXT contained in the Product (collectively, the "Redistributable Code"), provided that you also comply with the following:

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            i.    GENERAL REQUIREMENTS. If you choose to redistribute any
                  portion of the Redistributable Code, you agree:

                  A. to distribute the Redistributable Code in object code form and only in conjunction with and as a part of a software application product developed by you that adds significant and primary functionality to the Product ("Application");

                  B. not to use Microsoft's name, logo, or trademarks to market the Application;

                  C. to include a valid copyright notice in your name on the
            Application;

                  D. to indemnify, hold harmless, and defend Licensor and
            Microsoft from and against any claims or lawsuits, including attorney's fees, that arise or result from the use or distribution of the Application; and

                  E. to otherwise comply with the terms of this EULA.

            You also agree not to permit further distribution of the Redistributable Code by your end users except you may permit further redistribution of the Redistributable Code by your distributors if they only distribute the Redistributable Code in conjunction with, and as part of, the Application and you and your distributors comply with all other terms of this EULA.

            ii. ADDITIONAL REQUIREMENTS FOR MSDE. If you choose to redistribute MSDE, you also agree:

                  A. that your Application shall not substantially duplicate the capabilities of Microsoft Access or, in the reasonable opinion of Microsoft, compete with same; and

                  B. that unless your Application requires your customers to license Microsoft Access in order to operate, you shall not reproduce or use MSDE for commercial distribution in conjunction with a general purpose word processing, spreadsheet or database management software product, or an integrated work or product suite whose components include a general purpose word processing, spreadsheet, or database management software product except for the exclusive use of importing data to the various formats supported by Microsoft Access. NOTE: A product that includes limited word processing, spreadsheet or database components along with other components which provide significant and primary value, such as an accounting product with limited spreadsheet capability, is not considered to be a "general purpose" product.

      e. RESERVATION OF RIGHTS. Licensor and Microsoft reserve all rights not expressly granted to you in this EULA.

      f. BENCHMARK TESTING. You may not disclose the results of any benchmark test of either the Server Software or Client Software to any third party without Microsoft's prior written approval.

      g. DOWNGRADES. Instead of installing and using the Server Software, you may install and use one copy of an earlier version of the Server Software on a single Server, provided that you completely remove such earlier version and install the original Server Software within a reasonable time. Your use of such earlier version shall be governed by this EULA, and your rights to use such earlier version shall terminate when you install the original Server Software.

      h. USE OF SQL SERVER PERSONAL EDITION NOT IN CONJUNCTION WITH SERVER SOFTWARE. You may install and use one copy of SQL Server Personal Edition on one internal Device without installing or using the Server Software in conjunction with that copy of SQL Server Personal Edition so long as SQL Server Personal Edition is used only in conjunction with the Integrated Application. You may install additional copies of SQL Server Personal Edition on additional Devices without installing the Server Software provided that such copies of SQL Server Personal Edition are used only in conjunction with the Integrated Application. However, you must acquire a separate SQL Server processor license for each Device on which you install SQL Server Personal Edition that is not used in conjunction with the Server Software. Furthermore, the sum of the total number of processors with which the Server Software is used and the total number of Devices on which SQL Server Personal Edition is installed pursuant to this Section 1(h) may not exceed the number of "Licenses" specified above. If a number of "Licenses" is not indicated above, then you are licensed to use either (i) one copy of the Server Software with one processor, or (ii) one copy of SQL Server Personal Edition on one Device pursuant to this Section 1(h). Any number of Devices may use or access the services of a Device running SQL Server Personal Edition that is not used in conjunction with the Server Software and that is used in conjunction with the Integrated Application so long as you have acquired a separate, valid processor license for the Device being used or accessed.

      i. RUNTIME-RESTRICTED USE SOFTWARE. The Product is "Runtime-Restricted Use" software; as such, the Product may only be used to run the Integrated Application as part of the Integrated Application. The Product may not be used either (i) to develop and/or (ii) in conjunction with, new applications, databases or tables other than those contained in the Integrated Application. The foregoing provision, however, does not prohibit you from using a tool to run queries or reports from existing tables, and/or from using a development environment or workbench which is part of the Integrated Application to configure or extend such Integrated Application. Notwithstanding any provision of this EULA, you may only transfer the "Runtime-Restricted Use" Product as part of the Integrated Application, subject to the terms and conditions specified in
            Section 5 below.

2. INSTALLATION OF SERVER SOFTWARE ON PASSIVE FAIL-OVER SERVER. If the Server Software is used in a clustered environment, you may use the Server Software on a temporary basis on a Server that is employed only for fail-over support (the "Passive Server") so long as the number of processors on the Passive Server does not exceed the number of processors on your primary active Server.

3. NO RENTAL/NO COMMERCIAL HOSTING. You may not rent, lease, lend, or provide commercial hosting services with the Product.

4. ADDITIONAL SOFTWARE/COMPONENT LICENSES. This EULA applies to updates or supplements to the original Product provided by Licensor or Microsoft, unless Licensor or Microsoft provides other terms along with the update or supplement. The Product may contain certain components (each, a "Component") that included a separate end user license agreement (a "Component Agreement"). The terms of any Component Agreement are herein incorporated by reference to this EULA; in the event of any inconsistencies between this EULA and any Component Agreement, the terms of this EULA shall control.

5. TRANSFER -- INTERNAL. You may move the Server Software to a different Server or SQL Server Personal Edition (installed and used pursuant to
      Section 1(h) above) to a different Device. TRANSFER TO THIRD PARTY. The initial user of the Product may make a one-time transfer of the Product to another end user. The transfer has to include all component parts, media, printed materials, this EULA, and if applicable, the Certificate of Authenticity. The transfer may not be an indirect transfer, such as a consignment. Prior to the transfer, the end user receiving the transferred Product must agree to all the EULA terms.

6. LIMITATION ON REVERSE ENGINEERING, DECOMPILATION, AND DISASSEMBLY. You may not reverse engineer, decompile, or disassemble the Product, except and only to the extent that it is expressly permitted by applicable law notwithstanding this limitation.

7. TERMINATION. Without prejudice to any other rights, Licensor or Microsoft may cancel this EULA if you do not abide by the terms and conditions of this EULA, in which case you must destroy all copies of the Product and all of its component parts.

8. CONSENT TO USE OF DATA. You agree that Microsoft and its affiliates may collect and use technical information you provide as a part of support services related to the Product. Microsoft agrees not to use this information in a form that personally identifies you.

9. NOT FOR RESALE SOFTWARE. Product identified as "Not for Resale" or "NFR," may not be resold, transferred or used for any purpose other than demonstration, test or evaluation.

10. EXPORT RESTRICTIONS. You acknowledge that Product is subject to U.S. export jurisdiction unless otherwise indicated by Microsoft. You agree to comply with all applicable international and national laws that apply to the Product, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments. For additional information, see
      <http://www.microsoft.com/exporting/>.

11. U.S. GOVERNMENT LICENSE RIGHTS. All Product provided to the U.S. Government pursuant to solicitations issued on or after December 1, 1995 is provided with the commercial license rights and restrictions described elsewhere herein. All Product provided to the U.S. Government pursuant to solicitations issued prior to December 1, 1995 is provided with "Restricted Rights" as provided for in FAR, 48 CFR 52.227-14 (JUNE 1987) or DFAR, 48 CFR 252.227-7013 (OCT 1988), as applicable.

12. The Product is protected by copyright and other intellectual property laws and treaties. Microsoft or its suppliers own the title, copyright, and other intellectual property rights in the Product. THE PRODUCT IS LICENSED, NOT SOLD.

13. NOT FAULT TOLERANT. THE PRODUCT IS NOT FAULT TOLERANT. LICENSOR HAS INDEPENDENTLY DETERMINED HOW TO USE THE PRODUCT IN THE INTEGRATED SOFTWARE APPLICATION OR SUITE OF APPLICATIONS THAT IT IS LICENSING TO YOU, AND MICROSOFT HAS RELIED ON LICENSOR TO CONDUCT SUFFICIENT TESTING TO DETERMINE THAT THE PRODUCT IS SUITABLE FOR SUCH USE.

14. NO WARRANTIES BY MICROSOFT. YOU AGREE THAT IF YOU HAVE RECEIVED ANY WARRANTIES WITH REGARD TO EITHER (A) THE PRODUCT, OR (B) THE SOFTWARE APPLICATION OR SUITE OF APPLICATIONS WITH WHICH YOU ACQUIRED THE PRODUCT, THEN THOSE WARRANTIES ARE PROVIDED SOLELY BY THE LICENSOR AND DO NOT ORIGINATE FROM, AND ARE NOT BINDING ON, MICROSOFT.

15. NO LIABILITY OF MICROSOFT FOR CERTAIN DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MICROSOFT SHALL HAVE NO LIABILITY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE PRODUCT OR THE SOFTWARE APPLICATION OR SUITE OF APPLICATIONS WITH WHICH YOU ACQUIRED THE PRODUCT. THIS LIMITATION WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL MICROSOFT BE LIABLE FOR ANY AMOUNT IN EXCESS OF TWO HUNDRED FIFTY U.S. DOLLARS (US$250.00).

       Microsoft is a registered trademark of Microsoft Corporation in the
                      United States and/or other countries.

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                                   RIDER IFS-1

                                 INFRASTRUCTURE

1     CLIENT HARDWARE

      1.1 Client Devices. A "Client Device" means a computer, workstation, terminal, or other electronic device used to access the server hardware. Customer is responsible for procuring, maintaining and upgrading all Client Devices for use with the System.

      1.2 Minimum Requirements for Client Devices. System performance requires that Client Devices meet the minimum requirements set forth in the current product documentation and posted on Stentor's website at http://www.stentor.com/Corp_MinimumSpecs.htm. Minimum requirements for Client Devices may change (e.g., operating systems, processor speed, internet software) throughout the Term. Stentor shall provide Customer at least [**] ([**]) months notice of any increase in the minimum requirements required to support then-existing features and performance levels and shall continue to support prior versions of the System for up to [**] ([**]) months after the date of such notice if so requested by Customer. Stentor shall provide Customer at least [**] ([**]) months notice of any increase in the minimum requirements required to support a new feature, provided that the new requirements do not affect then-existing features and performance levels, and shall continue to support prior versions of the System for up to [**] ([**]) months after the date of such notice if so requested by Customer Thereafter, Customer may use any non-compliant Client Devices, provided that Stentor shall not be obligated to deliver the system response times specified in Rider SL in connection with such Client Devices.

2     USE OF SERVICES

      2.1 Services. Customer hereby agrees to retain Stentor to: (i) install new elements of the System after the Effective Date as described in Implementation Steps and Timetable set forth in Section 7 below; (ii) to provide the System during the Term at the performance levels specified in Rider SL; and (iii) to provide customer support, Heartbeat monitoring, Updates and training as described on Rider SL. Stentor shall provide all of these services at no expense to Customer.

      2.2 Client Software. "Client Software" means the portion of the Stentor Software installed on a Client Device that enables a Client Device to access the Stentor Software operating on the Server Hardware.

      2.3 Permitted Use of Services. Subject to the terms and conditions of the Master Agreement, Stentor hereby grants Customer a non-exclusive, non-transferable (except in accordance with Section 10.5 of the Master Agreement), non-sublicensable, limited right during the Term to access and use the System solely to permit Authorized Users to view, manipulate, distribute and otherwise use Studies in connection with Customer's and its Affiliates internal business purposes (including, without limitation, research and educational purposes). Customer will not provide access to any portion of the System to any person or entity other than its Authorized Users who are bound by confidentiality provisions as protective of Stentor's confidential information as those contained in the Master Agreement. An "Authorized User" shall be limited to the following: a current employee or independent contractor of Customer or its Affiliates, or a health care professional, clinician, student (or their staff) with privileges at Customer's or its Affiliates' facilities and researchers that (a) have been assigned a unique password or other identifier by Customer, and (b) use the Client Software solely to perform duties within the scope of Customer's, its Affiliates' or the applicable user's internal business purposes. Authorized Users may access the System locally or remotely to view Studies. Customer may reproduce and install the Client Software on an unlimited number of Client Devices for use in connection with the System, provided that all such copies bear all of the proprietary notices on or in the original. Stentor retains title to all such copies.

3     SERVER HARDWARE

      3.1 Server Hardware Provided. Stentor shall provide Customer with all required hardware to operate the Server Software during the Term (the "Server Hardware") to support the service levels as set forth on Rider SL. Stentor maintains all right, title and interest in and to the Server Hardware. Customer agrees to keep the Server Hardware free and clear from all claims, liens, and encumbrances and will not assign, sublet, or grant a security interest in the Server Hardware. Customer shall pay for directly or through insurance for up to the replacement cost if the Server Hardware is stolen, damaged, destroyed, or otherwise rendered inoperable.

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      3.2 Server Hardware Obsolescence Protection. Stentor shall upgrade or replace the Server Hardware, at Stentor's sole expense, as necessary during the term (a) to support the service levels as set forth on Rider SL, and (b) if required to support an Update of the Server Software.

      3.3 Server Hardware Operating Environment. Server Hardware will be installed and connected to Customer's network at Customer's site. Customer is responsible for providing, without charge, an adequate operating environment for Server Hardware during the Term as set forth on Exhibit B. In the event that multiple server racks are required to support the System Customer shall provide, without charge, contiguous rack space at Customer's site.

      3.4. Facilities Consolidation. The parties acknowledge that circumstances may arise that would make the consolidation of multiple Facilities' access to Server Hardware beneficial to both parties in terms of managing workflow and costs. Customer agrees to negotiate in good faith with Stentor if Stentor reasonably proposes such a consolidation of Server Hardware to a single server accessed by multiple Facilities and such consolidation will not result in degradation of services or performance. In addition, if Customer adds a Facility, Customer will use reasonable commercial efforts to enable such Facility to access the System via Server Hardware already installed at an existing Facility.

      3.5 Network, Email, and Physical Access to Server Hardware.

            (a) Consistent with Customer's reasonable security requirements, Customer shall provide remote network access to the Server Hardware to enable Stentor to monitor, maintain, upgrade and support the System. Customer shall provide Stentor with the necessary security information to access the Server Hardware over a network.

            (b) Customer shall allow outgoing e-mail from the Server Hardware consistent with Customer's reasonable security requirements either through Customer's SMTP e-mail services or shall allow the Server Hardware to access the Stentor SMTP e-mail service. Email access is required in order for Stentor to monitor, maintain, upgrade and support the System.

            (c) Upon reasonable advance notice, Customer shall provide Stentor personnel or subcontractors with physical access to all Server Hardware to support, maintain and upgrade such Server Hardware.

      3.6 No Modification of Server Hardware. Customer may not modify, relocate, or install third-party software on the Server Hardware without Stentor's prior written consent.

      3.7 Modalities. A "Modality" means a device used to capture medical images in a DICOM 3.0 format or in a generally accepted industry standard format that is a successor to the DICOM 3.0 format. Each Customer Modality connected to the System must have a published DICOM 3.0 (or successor industry standard) conformance statement. Stentor will provide connectivity testing for all Modalities without charge. Stentor will not validate the quality of the data generated by Customer Modalities. Stentor will confirm that the Modality will connect to the System and the System will be able to store and display the data as delivered by the Modality. Stentor will cooperate with Customer's Modality vendors without charge to troubleshoot any Modality connectivity issues.

      3.8 Print Capabilities. Customer must retain film print capabilities for use in the event of a catastrophic failure of the System.

      3.9 Return of Server Hardware. Upon expiration or termination of the Agreement, Customer shall return the Server Hardware in the same condition as when received by Customer, reasonable commercial wear and tear excepted.

4     RESTRICTIONS ON SYSTEM USE

      4.1 Diagnostic Use. iSite Radiology is the only Stentor product provided for diagnostic use as of the Effective Date. Customer may only use iSite Radiology for diagnostic purposes if Customer's diagnostic workstations utilize diagnostic quality monitors (as determined by Customer) and Customer maintains the diagnostic quality monitors in accordance with the monitor manufacturer's specifications. Additional Applications are subject to FDA approval before they may be used for diagnostic purposes. Customer undertakes any diagnostic use of the System other than as described above at its own risk and responsibility.

      4.2 Restrictions on Use of Stentor Software. Customer shall not:

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            (a) decompile, reverse engineer, disassemble or otherwise reduce the
Stentor Software to a human perceivable form or permit any other party to do so;

            (b) sublicense, lease, rent, loan, time-share, operate as a service bureau or otherwise distribute or otherwise provide access to the Service to anyone other than Authorized Users; or

            (c) remove, modify or obscure any copyright, trademark or other proprietary rights notices that appear on the Stentor Software or that appear during the use of the Stentor Software.

5     THIRD PARTY HARDWARE AND SOFTWARE REQUIREMENTS

      N/A as of the Effective Date

6     NETWORK

      6.1 Customer Network Requirements. Customer must provide a switched 100Mbit local area network for iSite Radiology Client Software and a switched 10Mbit local area network for iSite Enterprise Client Software.

7     IMPLEMENTATION

      7.1 Cooperation. The parties shall use commercially reasonable efforts and work in good faith to implement any additions to the System in accordance with an implementation timetable to be mutually agreed upon at a project initiation workshop. The Stentor implementation services shall be provided to Customer at no additional expense unless expressly stated otherwise in this Agreement.

      7.2 Customer requirements. Customer shall provide the following resources

      (a) Customer shall provide a dedicated project manager to act as a single point of contact with authority to make decisions and execute documents on behalf of Customer. The Customer project manager is:

                  Customer Project Manager:

                  Name:
                  Title:
                  Address:

                  Telephone:
                  Fax:
                  Email:

      (b) Customer shall provide an HL7 feed from Customer's RIS to be integrated with the System.

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                                    EXHIBIT B

                  INSTALLATION AND ENVIRONMENTAL SPECIFICATIONS

             ISITE ENTERPRISE, ISITE RADIOLOGY, & IVAULT 42U MODULE
                           ENVIRONMENTAL REQUIREMENTS

                            QA4.09-16 - REV. 12/20/01

DIMENSIONS                        TOTAL CABINET                            SHIPPING
Height                         79.5 in/202 Cm                          85.5 in/220 Cm
Depth                          43.3 in/110 Cm                          50 in/129 Cm
Width                          25.6 in/68 Cm                           32 in/92 Cm
Weight                         2042 lbs/930 kg (Max. w/UPS)            2500 lbs/1136 kg (Max. w/UPS)

-     Physical space required for Operation & Service:
      The server will require a minimum unrestricted working space of 82 in/211 Cm x 42 in/108 Cm.

-     Building structural requirements:
      See weight above.

-     Raised floor requirements:
      See weight above.

-     Power requirements:

INPUT REQUIREMENTS WITHOUT UPS

Range Line Voltage         90 to132 VAC
Nominal Line Voltage       220 to 240 VAC
Rated Input Current        2 30A (220V) NEMA L6-30R Twist lock receptacles
Rated Input Frequency      50 to 60 Hz
Rated Input Power          1850W
BTU RATING                 13,500 BTU/HR

INPUT REQUIREMENTS WITH UPS OR WHEN CUSTOMER REQUIRES 30 AMP POWER

Range Line Voltage         180 to 265 VAC
Nominal Line Voltage       220 to 240 VAC
Rated Input Current        2 30A (220V) NEMA L6-30R Twist lock receptacle
Rated Input Frequency      50 to 60 Hz
Rated Input Power          1850W
BTU RATING                 13,740 BTU/HR

- Power conditioning requirements, including the need for UPS None. UPS will be supplied if location does not have provided UPS power to server location.

-     Air-conditioning requirements

TEMPERATURE RANGE

Operating                  50(degree)to 95(degree)F/10(degree)to 35(degree)C
Shipping                   - 22(degree)to 122(degree)F/ - 30(degree)to
                           50(degree)C

RELATIVE HUMIDITY
      (non-condensing)
                Operating                 8% to 90%
                Non-operating             5% to 95%

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MAXIMUM WET BULB TEMPERATURE

                101.7(degree)F/38.7(degree)C

THERE ARE NO SPECIAL REQUIREMENTS FOR EXHAUST, WATER, WASTE OR CHEMICAL

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                                    RIDER SL

                             SERVICE LEVEL AGREEMENT

1.    CUSTOMER SUPPORT

      1.1 General. Stentor strives to deliver world-class customer support. Customer and Stentor must work together in order to achieve the most effective support.

      1.2 Support Hours. The Stentor customer support center is available 24 hours per day 7 days per week via telephone at 877-328-2808.

      1.3 Customer Requirements. Stentor's provision of customer support is conditioned upon the following Customer requirements:

            (a) Customer Personnel. Customer must staff a system administrator to serve as the primary Customer technical contact for the System.

            (b) Training. Customer must ensure that Customer's Authorized Users are properly trained in the use and operation of the Stentor Software.

            (c) System Access. Customer must provide Stentor with 24x7 direct VPN access to all Server Hardware. Additionally, the Customer must provide Stentor with administrator access to all Stentor Software and Third Party Software that exist on all Server Hardware. Customer will provide Stentor with 24x7 contact information for a system administrator in case on-site assistance is necessary to resolve a critical issue. Customer will also provide Stentor with a direct dial-in (via 56K modem) solution to access all Server Hardware.

            (d) Software Updates. Stentor supports the current product release and one prior product release. A prior product release is the most recent product release with a lower release number than the current product release. Stentor shall support the prior release for at least 90 days after the date of the subsequent release to permit Customer reasonable time to implement and test, and train staff with respect to, the new release, and up to a period of 180 days in the event that the new release materially changed the functionality of the System and Customer requires time to develop enhancements through use of the System's open API structure. In any event, if a Critical bug (as defined below) is reported for the new version during the foregoing 90 or 180 notice periods, Stentor will continue to support the prior version(s) until after Stentor has resolved such Critical bug in the new version.

1.4   Issue Levels.

            ISSUE TYPE

                  - QUESTION: Any inquiry about the basic functionality of the Stentor Software

                  - PROBLEM: A non-critical issue in which the Stentor Software is not working as it was designed (as described in the applicable Documentation), but does not prohibit the Customer from performing critical functions.

                  - REQUEST: a need for additional or modified Stentor Software capabilities or Stentor services (e.g., a custom interface, System Manager training).

      1.5 Response Times.

ISSUE TYPE             PRIORITY                                    RESPONSE
----------             --------         ------------------------------------------------------------------------
Problem                Critical         Stentor acknowledges receipt and begins diagnosis and resolution within
                                        [**] and communicates the status of the problem to the Customer.
                                        Stentor applies continuous, sustained effort on a twenty-four by seven basis until the criticality is resolved.  If the criticality can only be diminished by a code change, Stentor considers hot-fix solutions.

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

                       High             Stentor acknowledges the receipt and
                                        begins diagnosis and resolution within
                                        [**] and communicates the status of the
                                        problem with an update within 8 business hours. Stentor applies continuous, sustained effort on a twenty-four by seven basis until the criticality is resolved.

                       Medium Stentor acknowledges receipt within [**] and enters a note with the assigned support team. If the problem results in the need for a Stentor Software correction, Stentor queues the issue for Development to evaluate for inclusion in a future Release.

                       Low Stentor acknowledges receipt within [**] and enters a note with the assigned support team.

*Question              All              Responsiveness is on a case-by-case basis.

*Request               All              Due to the varying nature of these service requests, responsiveness and resolve time for additional service requests are on a case-by-case basis.  The Customer should submit the request with as much advance notice as possible, providing responsiveness expectations within the request for the Stentor support center to use as a guideline.  Factors for responsiveness for these additional service requests include current software/system support activities, other scheduled service requests, and the urgency of the request within the Customer's deployment plans.

Issues related to image quality resulting from the System (and not caused by the modalities or workstation monitors) shall be treated as Critical issues. If these issues are not resolved within [**] ([**]) hours of reporting, the issues shall be escalated to Stentor's Vice-President of Operations, who shall then be directly involved in ongoing resolution efforts.

2.    HEARTBEAT SUPPORT

Heartbeat support by the Stentor support center actively monitors Customer systems, including server and application health indicators. When Heartbeat support detects a fault, Stentor immediately opens a new trouble ticket in Stentor's internal support system for resolution.

3     UPTIME WARRANTY

      3.1 Definitions.

      (a) "Unscheduled Downtime" means all time that, solely due to a cause that originates with the Server Hardware or the Server Software: (i) the Server Software on a single Server (and any applicable back-up thereof) cannot be accessed by [**]; or (ii) the Authorized Users are unable to [**]. Unscheduled Downtime does not include Scheduled Downtime or External Downtime. Measurement of Unscheduled Downtime begins when Customer notifies Stentor customer support of the existence of Unscheduled Downtime. Stentor customer support will immediately issue and log a trouble ticket upon confirmation of Unscheduled Downtime. Unscheduled Downtime ends when Stentor customer support confirms and records the resumption time of the availability of the Server Software and/or receives one heartbeat report back from the Server Hardware confirming Server Software availability; provided, however, that if a heartbeat report would have been received but for external problems that prevent the heartbeat report from reaching Stentor, downtime ends as is reasonably determined by Stentor.

      (b) "Scheduled Downtime" means all time that the Server Software cannot be accessed due to scheduled maintenance including, but not limited to, preventative maintenance, updates, upgrades, scheduled reboots and restarts. Stentor will work with Customer to determine a mutually agreeable time for Scheduled Downtime; however, in the event that downtime is required to remedy a critical issue, including without limitation a patient-care issue, FDA reportable event or HIPAA related issue, Stentor has the sole discretion in determining the final timing of Scheduled Downtime.

      (c) "External Downtime" means all time that the Server Software cannot be accessed due to causes beyond Stentor's reasonable control and occurring without its fault or negligence, including, without limitation,

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

war, terrorism, strikes, fires, floods, acts of God, governmental restrictions, power failures or surges, disruptions in telephone service or manual shutdowns by Customer, subject to Stentor's obligations under Section 7.

      3.2 Warranty Commencement. The uptime performance warranty shall apply during the Term.

      3.3 Uptime Warranty.

      (a) Stentor warrants that the System will be available [**]% of the time during any given month. Uptime for a given month is measured using the following formula:

  TOTAL NUMBER OF MINUTES IN THE MONTH - MINUTES OF UNSCHEDULED DOWNTIME X 100%
                      TOTAL NUMBER OF MINUTES IN THE MONTH

      (b) All time is measured in one-minute increments with fractions truncated.

      (c) One month is defined as a calendar month. For purposes of the uptime performance guarantee, a 31-day month has 44,640 minutes, a 30-day month has 43,200 minutes, a 29-day month has 41,760 and a 28-day month has 40,320 minutes.

      (d) If a recoverable failure occurs on a redundant component, this event shall not be considered Unscheduled Downtime. For example, if one RAID volume goes down but the System remains available, then the System is not considered to be experiencing Unscheduled Downtime. Likewise, if Stentor supplies a cluster of redundant servers and one of the servers is unavailable, then that event is not considered Unscheduled Downtime so long as the user can access the active server.

      (e) The presence of software on the Server Hardware that has not been approved by Stentor invalidates this Uptime Warranty.

      3.4 Discount for Unscheduled Downtime. In the event that Stentor is unable to meet the Uptime Warranty in a particular month with respect to a specific Facility, Stentor shall discount a pro-rata portion of that month's portion of the annual installment of the Fixed Fee as follows:

UPTIME PERFORMANCE                                DISCOUNT
       [**]                                         [**]
       [**]                                         [**]
       [**]                                         [**]
       [**]                                         [**]
       [**]                                         [**]

If uptime performance is less than [**]% during any month for any Facility, Customer's obligation to pay the applicable monthly portion of the annual installment of the Fixed Fee with respect to such Facility shall be waived.

      3.4 Termination Right. Customer has the right to terminate the Master Agreement for any affected Facility experiencing, or the Master Agreement as a whole if [**] or more Facilities experience, either (a) [**]% uptime, or (b) any [**] months in a [**]-month period at < [**]% uptime. The termination right will automatically cease if not exercised within thirty (30) days after such termination event occurs unless such period is extended by mutual agreement to permit Stentor to attempt to further address the issue.

      3.5 Sole and Exclusive Remedy. This Uptime Warranty is Customer's sole and exclusive remedy related to System availability.

4.    UPDATES

      4.1 Definition. "Updates" means any patch, fix, upgrade, release or update to the Stentor Software that Stentor makes generally available to its customers that are under a service or maintenance contract.

      4.2 Provision of Updates. Stentor shall provide Customer with, and implement, all Updates during the Term without additional charge.

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

      4.3 Third Party Product Updates. Stentor shall provide Customer with, and promptly implement, all updates, error corrections, security patches and releases to any Third Party Products residing on the Server Hardware if and when provided to Stentor with the right to do so.

5.    TRAINING

      5.1 Training Hours. Stentor shall provide the amount of training mutually agreed upon by the parties. Such training shall, at a minimum, include train-the-trainer training with respect to use of all Updates to the System, and all other Stentor products added to the System after the Effective Date.

      5.2 Training Schedule. Stentor and Customer will determine a mutually agreeable training schedule for an specific installation. Training shall be performed by qualified Stentor personnel upon completion of installation. Customer is responsible for attendance by Customer personnel at scheduled Stentor training sessions. Scheduled training will not be repeated due to low attendance or now attendance. Any additional training will be billed at Stentor's then current time and materials rates plus travel and expenses.

Group training shall be accomplished in groups of no more than 10 trainees. Individual training shall be done with no more than 3 trainees in one group. Stentor shall customize training to the specific needs of the user groups defined below:

Frequent User: Radiologists and other frequent clinical users shall be trained by Stentor to a high proficiency in all aspects of image retrieval and manipulation.

Occasional User: Stentor shall train occasional users, such as referring physicians, to operate workstations. Occasional users will be trained to perform only basic image retrieval and display.

Radiology Technologist User: Stentor shall train radiology technologist users in the overall operation of the System with all types of workstations and other System components.

Support Staff Users: Stentor shall train administrative and support staff on all System capabilities, especially those relating to fault diagnosis, maintenance of database, and integrity and performance optimization.

6.    SYSTEM RESPONSE TIME

Stentor warrants that the System will deliver and display the base resolution image of standard cross-sectional (e.g., CT, MR) single-frame Studies or standard projection radiography Studies of less than [**]MB (does not include cine clips) on average in under [**] ([**]) seconds over a [**] minute period, measured from the time the single exam is selected from the worklist tab or timeline (the "Performance Warranty"), on the condition that:

      (a) The System is being used under normal use conditions (e.g., excluding substantial network loads for traffic other than that used for the System); and

      (b) Customer's network is properly configured, and not oversubscribed, as described below.

The Performance Warranty applies for up to [**] concurrent iSite Radiology users on a switched 100 Mbit LAN and up to [**] concurrent iSite Enterprise users on a switched 10 Mbit LAN. "Concurrent users" means the identified number of users logged on to and using the System simultaneously under normal use conditions as defined by that type of user.

If the System does not satisfy this Performance Warranty, Customer's sole remedy and Stentor's exclusive obligation will be for Stentor to (1) begin system diagnostics within [**] ([**]) hours after receiving notice from Customer, and
(2) to use commercially reasonable efforts to remedy the System to satisfy the Performance Warranty within [**] ([**]) days after commencing system diagnostics if the response time is under [**] ([**]) seconds and within [**] ([**]) hours if the response time is [**] ([**]) seconds or greater. If the System is not remedied to satisfy the Performance Warranty within those specified timeframes, the System will be considered to be experiencing Unscheduled Downtime for purposes of the Uptime Warranty in Section 3 above.

7.    DISASTER RECOVERY / BUSINESS CONTINUITY

      7.1 Backup of Image Data. Stentor shall backup a copy of all image data from the Server Hardware to a disaster recovery datacenter to enable the restoration of image data in the event of a loss of data on the Server Hardware.

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

      7.2 Backup of Database. Stentor shall incrementally backup the database twice per day and perform a full database backup once per week.

      7.3 Disaster Recovery Warranty. In the event of a loss of data on the Server Hardware Stentor will use commercially reasonable efforts to restore the most recent persistent storage module within [**] hours of notice of a loss of data. Stentor will use commercially reasonable efforts to restore each additional persistent storage module in [**]-hour increments thereafter until all persistent storage modules have been restored. Notwithstanding any Force Majeure Event, if Stentor does not restore the data within the foregoing timeframes, the System will be considered to be experiencing Unscheduled Downtime for purposes of the Uptime Warranty in Section 3 above.

      7.4 Disaster Recovery Fees. In the event that Stentor performs disaster recovery services for a loss of data that was not caused by Stentor or a failure of the System, Customer shall pay Stentor's then current time and materials rates to rebuild the persistent storage modules. Customer shall pay Stentor all costs to replace Server Hardware.

      7.5 Verification of Disaster Recovery. Upon Customer's request, Stentor shall provide Customer with its then current back-up and disaster recovery plan, and validate the efficacy of the disaster recovery process by demonstrating restoration of data to a test server.

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